Exhibit 99.1

DALLAS, TX — (Marketwired) — 04/07/16 — Primoris Services Corporation (NASDAQ: PRIM)(“Primoris” or “Company”) today announced that Thomas E. McCormick has been hired as its Chief Operating Officer, reporting to David King, President and Chief Executive Officer.

Mr. McCormick, 54, has extensive Engineering & Construction industry experience in projects for many energy-related end markets, including pipelines, refining, petrochemicals, gas processing, LNG, oil sands and industrial gases. He comes to Primoris from a large, publicly traded E&C company where he held a variety of executive positions. Since February 2007, he has served as President for Oil & Gas, Senior Vice President — Gas Processing & Oil Sands, Global Vice President — Downstream Operations, and Vice President Operations. Prior to 2007, Mr. McCormick worked for more than 17 years at BE&K Engineering on a variety of heavy civil projects. Mr. McCormick has a Bachelor of Science degree in Civil Engineering from Florida State University and an Advanced Executive Management Degree from Insead University in Fontainebleau, France.

David King commented, “We are delighted to welcome Tom to the Primoris team. Tom has an extensive background in project and construction operations with a deep understanding of our end markets. He brings many years of leadership, and I know Tom will be a hands-on executive. I have tremendous confidence that as COO, Tom will make a strong contribution to developing and implementing our strategy for continuing long-term shareholder value creation.”

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest publicly traded specialty construction and infrastructure companies in the United States. Serving diverse end-markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, state departments of transportation, and other customers. Growing both organically and through acquisitions, the Company’s national footprint now extends nearly nationwide and into Canada. For additional information, please visit www.prim.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements. Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2015, and other filings with the Securities and Exchange Commission. Given these uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Kate Tholking
Director of Investor Relations
(214) 740-5615
ktholking@prim.com